SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  September 13, 2011

Millstream Ventures, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-53167	87-0405708
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

4760 South Highland Drive, Suite 341, Salt Lake City, Utah	84117
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (801) 699-3966

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 13, 2011, the board of directors increased the number of directors to seven persons and appointed Gayle McKeachnie, Barry Larson, and Justin R. Swift as directors to fill the vacancies created by the increase in the number of directors, effective ten days after the filing and mailing of the definitive information statement, the preliminary copy of which was filed with the Commission on September 16, 2011.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 13, 2011, the board of directors repealed the existing Bylaws in total and adopted new Bylaws. A copy of the new Bylaws is attached as Exhibit 3.1 to this report.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On September 15, 2011, shareholders owning a majority of the voting control of the Company authorized by written consent an amendment to the articles of incorporation to change the name of the Company to “American Sands Energy, Corp.” and authorized the change of domicile of the Company from the State of Nevada to the State of Delaware through the merger of the Company with and into a Delaware corporation to be formed for the purpose of changing domicile.  The shareholders also approved a one-for-two reverse split of the outstanding shares of common stock of the Company and approved the Company’s 2011 Long-Term Incentive Plan.

Shareholders owning 34,765,000 shares of the Common Stock, representing approximately 78.8% of the issued and outstanding shares and voting rights, authorized each of the above items by written consent given to the Company on September 15, 2011.

The Company has prepared and filed the preliminary information statement for the shareholders of the Company describing these transactions.  The name change and domicile change will be effective upon the filing of the articles of merger with the respective states which management intends to accomplish 20 days following the filing of the definitive information statement with the Commission and the mailing of the information statement to the shareholders of the Company.  The reverse stock split and the approval of the Long-Term Incentive Plan will be effective 20 days following the filing and mailing of the definitive information statement.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	Bylaws adopted September 13, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Millstream Ventures, Inc.

Date: September 16, 2011	By:	/s/William C. Gibbs
William C. Gibbs, President